Exhibit 4.13

Supplementary Agreement

on

the Succession of Rights and Obligations

under

the Joint Venture Agreement

among

Shanghai Qiyu Information Technology Co., Ltd,

Shanghai Changfeng Investment (Group) Co., Ltd.

and

Shanghai Jiehu Internet Technology Co., Ltd.

December 2021

Party A: Shanghai Qiyu Information Technology Co., Ltd.

Address: Room 1118, No.4, 800 Nong, Tongpu Road, Putuo District, Shanghai

Legal Representative: Sun Mengjie

Party B: Shanghai Changfeng Investment (Group) Co., Ltd.

Address: Room 2208-1, No.89, Yunling East Road, Putuo District, Shanghai

Legal Representative: Wu Chao

Party C: Shanghai Jiehu Internet Technology Co., Ltd.

Address: Room 1029, 10/F, No.89, Yunling East Road, Putuo District, Shanghai

Legal Representative: Zhang Wei

WHEREAS:

1.

Party A, Party B and Party C entered into a Joint Venture Agreement (“Joint Venture Agreement”) in October 2020, agreeing that each Party shall subscribe for capital contribution according to their respectively equity ratio to set up the joint venture Shanghai 360 Changfeng Technology Co., Ltd. (the “Project Company”) so as to develop and construct the industrial park located in the 360 East China Regional Headquarters (the “Construction Project”). The Joint Venture Agreement stipulates the decision-making, organizational structure, operation management and capital management methods of the Project Company.

2.

Party C intends to transfer 30% equity of the Project Company (corresponding to the registered capital of the Project Company of RMB30 million, which amount has not been actually paid, the “Target Equity”) held by it to Party A, and the specific transfer conditions shall be subject to the Equity Transfer Agreement signed by Party A and Party C (the “Equity Transfer”).

THEREFORE, Party A, Party B and Party C, in line with the principle of good faith and fairness and based on the actual situation, have reached a supplementary agreement to the Joint Venture Agreement (the "Original Agreement") as follows:

1.

The Parties agree and acknowledge that Party A shall become the legal owner of the Target Equity as of the date of the Equity Transfer Agreement and enjoy and undertake all rights and obligations related to the Target Equity in accordance with relevant laws and regulations and the Articles of Association of the company. All rights and obligations enjoyed and assumed by Party C under the Original

Agreement shall be succeeded by Party A, and Party C shall no longer enjoy any rights or assume any obligations or responsibilities in connection with the Original Agreement. Besides, Party A shall succeed the part of original rights and obligations of Party C in some matters participated by Party C as a shareholder.

2.

This Supplementary Agreement shall not affect the validity of the Original Agreement. This Supplementary Agreement shall constitute a supplement to, and shall have the same legal effect as, the Original Agreement. In case of any inconsistency between the provisions of this Supplementary Agreement and the provisions of the Original Agreement and the Articles of Association of the Project Company, the provisions of this Supplementary Agreement shall prevail. For matters not stipulated in this Supplementary Agreement, the provisions of the Original Agreement and the Articles of Association of the Project Company shall prevail. In case of any inconsistency between the provisions of the Original Agreement and this Supplementary Agreement and the provisions of the Articles of Association of the Project Company, the provisions of the Original Agreement and this Supplementary Agreement shall prevail.

3.

Any matter unspecified in this Supplementary Agreement shall be separately agreed upon by the Parties or specified in a supplementary agreement. Any dispute arising out of or in connection with this Supplementary Agreement shall be settled by the Parties through negotiation. In case such negotiation fails, any Party may submit the dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration award shall be final and binding upon the Parties.

4.

This Supplementary Agreement is written in Chinese and in three copies, with each Party holding one copy, all of which shall have the same legal effect and come into force upon signature by the Parties.

(End of the body text)

(This is the signature page of the Supplementary Agreement on the Rights and Obligations under the Joint Venture Agreement.)

Party A:	/s/ Shanghai Qiyu Information Technology Co., Ltd.
Signature of the legal or authorized representative:
Date:

Party B:	/s/ Shanghai Changfeng Investment (Group) Co., Ltd.
Signature of the legal or authorized representative:
Date:

Party C:	/s/ Shanghai Jiehu Internet Technology Co., Ltd.
Signature of the legal or authorized representative:
Date: